Exhibit 99.1

NEWS

PURE Bioscience Reports 2012 Fiscal Year End Results

SAN DIEGO (October 30, 2012) – PURE Bioscience (NASDAQ: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today reported financial results for the fiscal year ended July 31, 2012 (“fiscal 2012”).

Revenue for fiscal 2012 was $812,000, compared with revenue of $454,000 for the year ended July 31, 2011 (“fiscal 2011”).  The fiscal 2012 revenues of $812,000 exclude fiscal fourth quarter product shipments of $273,000 which will be reported to revenues in the future as customer payments are received.  The net loss for fiscal 2012 was $8,890,000 or $1.58 per share, compared with a net loss of $8,349,000, or $1.79 per share, in fiscal 2011.

As of July 31, 2012, the Company had cash and cash equivalents of $877,000. Subsequent to the close of the fiscal year, the Company raised $4.8 million in an underwritten public offering of common stock resulting in net proceeds to the Company of $4.3 million.

 “Our fiscal year results reflect the strength of the PURE Hard Surface and PURE Complete brands, and our ability to attract new high-quality distributors,” said Michael L. Krall, President and CEO of PURE Bioscience.  “More recently we raised the working capital needed to carry out our operating plan and took the necessary steps to maintain our Nasdaq listing. We are currently underway with several programs addressing large markets, including conducting validation tests with major food retailers and processors to ensure food safety, and below-ground field studies with oil and gas companies to demonstrate the effectiveness of SDC in preventing water contamination.  We will continue to broaden our base of national and regional distributors in the sanitation and janitorial market, and expand our work with development partners to create opportunities in other target markets including medical devices, pharmaceuticals, food processing, and oil and gas.”

About PURE Bioscience, Inc.
PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA). PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety.  Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds.  As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area).  Additional information on PURE is available at www.purebio.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project,” "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

PURE Bioscience Investor Contact:
Don Markley, Senior Vice President
LHA
(310) 691-7100
dmarkley@lhai.com

-Financial tables follow-

Pure Bioscience, Inc.
Consolidated Balance Sheets

	July 31,	July 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$877,000	$1,794,000
Accounts receivable, net	373,000	50,000
Inventories, net	654,000	861,000
Prepaid expenses	347,000	100,000
Total current assets	2,251,000	2,805,000

Property, plant and equipment, net	257,000	426,000
Patents, net	1,950,000	1,917,000

Total assets	$4,458,000	$5,148,000

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$1,946,000	$677,000
Loan payable, net	962,000	-
Accrued liabilities	344,000	258,000
Derivative liability	319,000	-
Deferred revenue	66,000	-
Total current liabilities	3,637,000	935,000

Deferred rent	3,000	6,000
Total liabilities	3,640,000	941,000

Commitments and contingencies (Note 7)

Stockholders' equity
Preferred stock, $0.01 par value:
5,000,000 shares authorized, no shares issued	-	-
Common stock, $0.01 par value:
100,000,000 shares authorized
6,644,555 issued and outstanding at July 31, 2012, and
5,004,275 issued and outstanding at July 31, 2011.	67,000	50,000
Additional paid-in capital	63,251,000	57,767,000
Accumulated deficit	(62,500,000)	(53,610,000)
Total stockholders' equity	818,000	4,207,000

Total liabilities and stockholders' equity	$4,458,000	$5,148,000

Pure Bioscience, Inc.
Consolidated Statements of Operations

	Year ended
	July 31,
	2012	2011
Revenue
Net product sales	$812,000	$454,000
License fees	-	10,000
Total revenue	812,000	464,000

Operating costs and expenses
Cost of goods sold	264,000	131,000
Selling, general and administrative	7,439,000	6,520,000
Research and development	1,863,000	2,180,000
Total operating costs and expenses	9,566,000	8,831,000

Loss from operations	(8,754,000)	(8,367,000)

Other income (expense)
Change in derivative liability	11,000	-
Interest expense	(145,000)	-
Interest income	1,000	8,000
Other (expense) income, net	(3,000)	10,000
Total other (expense) income	(136,000)	18,000

Net loss	$(8,890,000)	$(8,349,000)

Basic and diluted net loss per share	$(1.58)	$(1.79)

Shares used in computing basic
and diluted net loss per share	5,623,453	4,665,371